Exhibit 99.1

FOR IMMEDIATE RELEASE:

December 18, 2007

GOLDEN CYCLE GOLD CORPORATION JOINT VENTURE OPERATIONS UPDATE

Golden Cycle Gold Corporation (NYSE-Arca: GCGC) (“Golden Cycle” or the “Company”) is pleased to provide an update on activities at the Cripple Creek & Victor Gold Mining Company (“CC&V”), the Company’s 33% owned joint venture with AngloGold Ashanti (Colorado) Corp.

CC&V has embarked on a US$6 million exploration program during 2007 to expand near surface gold ore resources at its Cripple Creek and Victor, Colorado mining property.  The objective of the exploration program is to add gold ore reserves and gold mineral resources to meet the requirements of its mine life extension plan (“MLE”).  The MLE pre-feasibility study was completed in first quarter 2007 with the decision taken shortly thereafter to proceed to the full feasibility study which CC&V expects to complete during 2008.  The expanded exploration program will be an integral part of the full feasibility study.  CC&V anticipates providing a revised gold ore reserve and mineral resource report as of December 25, 2007.  The drill data cut-off for this report will be July 24th, 2007, and therefore it will not include most of the results of the drilling program highlights shown below or for the entire last five months of 2007.  Higher gold bullion prices should improve the prospects for resource expansion throughout the Cripple Creek Mining District.

Recent CC&V drilling activities have produced positive results in the Schist Island project area highlighted during August by holes SGR-506 and SGR-511, September hole SGR-512 and October holes SGR-528 and SGR-545, all south and southwest of the Schist Island.  SGR-506, a 850 foot minus 47 degree hole, intercepted: from 125 to 165 feet, 40 feet of 0.113 contained troy ounce per ton gold (“OPT”); 780 to 825 feet, 45 feet of 0.073 OPT; and approximately 70 feet of low grade mineralization.  SGR-511, a 1,000 foot minus 54 degree hole, intercepted: from 290 to 305 feet, 15 feet of 0.10 OPT; 320 to 440 feet, 120 feet of 0.114 OPT; and 30 feet of low grade mineralization.

September hole SGR-512, a 1,100 foot minus 45 degree hole, intercepted: from 495 to 505 feet, 10 feet of 0.065 OPT; from 865 to 955 feet, 90 feet of 0.423 OPT (including 15 feet of 2.32 OPT), and 170 feet of low grade mineralization.

October hole SGR-528, a 780 foot minus 44 degree hole, intercepted: from 110 to 120 feet, 10 feet of 1.732 OPT; from 145 to 190 feet, 45 feet of 0.489 OPT; from 215 to 290 feet, 75 feet of 0.132 OPT; from 315 to 325 feet, 10 feet of 0.049; and 10 feet of low grade mineralization.  SGR-545, a 1,200 foot minus 54 degree hole, intercepted: from 310 to 425, 115 feet of 0.136 OPT; 440 to 480 feet, 40 feet of 0.069 OPT, and 45 feet of low grade mineralization.

Also during September, drilling in the Iron Clad mine area GR-746, a 1,200 foot minus 53.96 degree hole, intercepted: from 450 to 505 feet, 55 feet of 0.839 OPT; from 945 to 960 feet, 15 feet of 0.076 OPT; and 20 feet of low grade mineralization.

CC&V gold production as of November 25, 2007 was 32,110 troy ounces of gold which brings the total to 248,747 for the year to date.  Daily gold production is currently averaging 1,065 troy ounces.  Projected CC&V gold production for the year 2007 is 282,746 troy ounces, down from an original budget of approximately 308,000 due to slower than planned gold recovery because of higher ore stacking levels on the valley leach facility.

The estimated inventory of recoverable gold ounces on the valley leach facility is approximately 630,000 troy ounces of gold as of November 25, 2007.  This gold inventory has an estimated value of approximately $504 million at a gold price of $800 per troy ounce.  The current balance of the CC&V initial loan (payable to AngloGold Ashanti) was approximately $336 million as of September 30, 2007.

Golden Cycle Gold Corporation continues to explore its strategic alternatives with the objective of maximizing shareholder value.

Golden Cycle Gold Corporation is a Colorado corporation organized to discover, develop and mine precious metal properties.  The primary business of the Company consists of its participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with AngloGold Ashanti (Colorado) Corp.  The Joint Venture manages Colorado’s major gold producing property, the Cresson mine, located in the Cripple Creek / Victor gold mining district.  Golden Cycle holds gold prospects in Humboldt County, Nevada, “Table Top”, and the “Sagittarius Alpha Realty” group in the Republic of the Philippines.

Golden Cycle Gold Corporation is listed on the NYSE-Arca Exchange, trading under the symbol “GCGC” (9,769,250 shares outstanding).

Except as otherwise stated, information related to the Cripple Creek & Victor Gold Mining Company has been derived from reports of the mine operator and is based on information available to Golden Cycle Gold Corporation as of the date of this release.  This press release includes forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from projected results.  These include but are not limited to changing commodity prices; differences in ore grades and tons mined from those anticipated; successful mining and milling at currently planned rates; changes in project parameters as plans continue to be refined; continued compliance with environmental permits; the results of current exploration activities and new exploration opportunities; the conclusion of feasibility studies currently under way; and the political and economic risks associated with foreign operations.  Drill results may not be indicative of future results and factors such as gold prices, projected expenditures and the regulatory environment are expected to affect actual results.  Please refer to a discussion of these and other factors in Golden Cycle Gold Corporation’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request.  You should not place undue reliance on forward looking statements.   We undertake no obligation to update any forward-looking statement.

Source:  Golden Cycle Gold Corporation

R. Herbert Hampton, President & CEO of Golden Cycle Gold Corporation, +1-719-471-9013